Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-10932) pertaining to the 1999 Employee Stock Purchase Plan of Global-Tech Appliances, Inc. (the “Company”) of our report dated August 4, 2006, with respect to the consolidated financial statements of the Company included in the Form 20-F for the year ended March 31, 2006.

/s/ Ernst & Young

Hong Kong

September 27, 2006